FEE WAIVER AGREEMENT

THIS FEE WAIVER AGREEMENT (the “Agreement”) dated as of March 25, 2019 by Tortoise Capital Advisors, L.L.C. (the “Adviser”) and Tortoise Credit Strategies, LLC (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement with respect to a portion of the assets (the “Allocated Assets”) of Tortoise Essential Assets Income Term Fund (the “Company”), dated as of the date hereof, with the Subadviser, which will become effective as of the close of the initial public offering of common shares of the Company (the “Effective Date”), whereby the Sub-Adviser acts as a sub-adviser for the Company and manages the Allocated Assets (the “Investment Sub-Advisory Agreement”);

WHEREAS, the Adviser and Sub-Adviser desire to enter into this Agreement covering the one year period beginning with the effective date of the Investment Sub-Advisory Agreement;

NOW, THEREFORE, the Sub-Adviser agrees to waive (i) 0.09% of its 0.475% investment sub-advisory fee during the first year of the Company’s operations, thereby reducing the investment sub-advisory fee to 0.385% of the Company’s average monthly Managed Assets (as defined in the Investment Sub-Advisory Agreement) for such period.

IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have agreed to this Fee Waiver Agreement as of the day and year first above written.

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Diane Bono
Name:	Diane Bono
Title:	Chief Compliance Officer

TORTOISE CREDIT STRATEGIES, LLC

By:	/s/ Connie Savage
Name:	Connie Savage
Title:	Chief Operating Officer